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                                                                     Exhibit (p)

                             Eaton Vance Management
                                24 Federal Street
                                Boston, MA 02110
                            Telephone: (617) 482-8260
                            Telecopy: (617) 338-8054




                                           October 23, 1998


Eaton Vance Senior Income Trust
24 Federal Street
Boston, MA  02110


Ladies and Gentlemen:

         With respect to our purchase from you, at the purchase price of $100,000, of 10,000 shares of beneficial interest, net asset value of $10.00 per share for ("Initial Shares") in Eaton Vance Senior Income Trust (the "Fund"), we hereby advise you that we are purchasing such Initial Shares for investment purposes without any present intention of redeeming or reselling.

                                            Very truly yours,

                                            EATON VANCE MANAGEMENT


                                            By: /s/ William M. Steul
                                                William M. Steul
                                                Treasurer and Vice President